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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AXONYX INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AXONYX INC.

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 1, 2003

TO THE HOLDERS OF THE COMMON STOCK:

        PLEASE TAKE NOTICE that the 2003 Annual Meeting of Stockholders (the "Annual Meeting") of Axonyx Inc., a Nevada corporation (the "Company"), will be held at 750 Third Avenue, 16th Floor, New York, NY 10017 at 9:30 a.m. on July 1, 2003, or at any and all adjournments thereof, for the following purposes, as more fully described in the attached Proxy Statement. At the Annual Meeting, you will be asked to vote on the following matters:

  1.
  To elect six directors to our Board of Directors to hold office until our 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

  2.
  To ratify the appointment of Eisner, LLP as auditors of our financial statements for the fiscal year ending December 31, 2003; and

  3.
  To consider and act upon such other matters as may properly come before the Annual Meeting and any adjournment thereof.

        Only stockholders of record, as shown on the transfer books of the Company, at the close of business on May 23, 2003 will be entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for a proper purpose during normal business hours at the executive offices of the Company for a period of at least 10 days preceding the Annual Meeting.

        Whether or not you expect to be present, please sign, date and return the enclosed proxy sheet in the enclosed pre-addressed envelope as soon as possible. No postage is required if the enclosed envelope is used and mailed in the United States.

By Order of the Board of Directors
/s/ MARVIN S. HAUSMAN, M.D. Marvin S. Hausman, M.D. President & Chief Executive Officer

June 6, 2003

PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

PROXY STATEMENT FOR ANNUAL MEETING
TO BE HELD JULY 1, 2003

GENERAL INFORMATION

        The accompanying proxy is solicited by the board of directors of Axonyx Inc. (the "Board" or "Board of Directors") with its principal executive offices at 500 Seventh Avenue, 10th Floor, New York, New York 10018 ("Axonyx" or the "Company") to be voted at the 2003 Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 1, 2003, and any adjournment thereof. When a proxy is properly executed and returned to Axonyx in time for the Annual Meeting, the shares it represents will be voted by the proxy holders in accordance with the instructions given in the proxy. If no direction is given in the proxy, the votes represented thereby will be voted in accordance with the recommendation of the Board of Directors with respect to each matter submitted to the Company's stockholders for approval. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment. This Proxy Statement and the accompanying proxy are being sent to stockholders on or about June 6, 2003.

PROXY REVOCATION PROCEDURE

        A proxy may be revoked at any time before it has been exercised by written notice of revocation given to the Secretary of the Company, by executing and delivering to the Secretary a proxy dated as of a later date than the enclosed proxy; provided, however, that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy before the vote is taken, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself revoke a proxy.

ABSTENTIONS, BROKER NON-VOTES

        Abstentions will be deemed to be present at the Annual Meeting for purposes of determining a quorum. Abstentions will be counted towards the tabulations of votes cast on Proposal Two and will have the same effect as negative votes. Any "broker non-vote" also will be deemed to be present for quorum purposes, but will not be counted as voting with regard to the issue to which it relates.

HOLDERS OF RECORD, QUORUM

        Holders of record of our shares of common stock, par value $0.001 per share ("Common Stock"), our only class of voting securities, at the close of business on May 23, 2003 are entitled to vote at the Annual Meeting. There were 23,791,113 shares of Common Stock outstanding as of the record date. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders are entitled to cast one vote per share on each matter presented for consideration by the stockholders. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for a proper purpose during normal business hours at the executive offices of the Company for a period of at least 10 days preceding the Annual Meeting.

PROXY COMMITTEE

        The Board of Directors of the Company has appointed a Proxy Committee consisting of Gosse Bruinsma, M.D. and Michael Espey in whose names the proxies are solicited on behalf of the Company and the Board of Directors.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors

        The Company's business is managed under the direction of its Board of Directors. The Board of Directors has designated as nominees for election six of the eight directors currently serving on the

Board. Albert D. Angel, Chairman of the Board of Directors and Abraham E. Cohen, director were not nominated at their request. See "Nominees for Director" below for profiles of the nominees. After the election of six directors at the meeting, the Company will have six directors.

        All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as the Board of Directors recommends. The Company has no reason to believe that any nominee will be unavailable.

        THE BOARD RECOMMENDS A VOTE FOR AND SOLICITS PROXIES IN FAVOR OF THE NOMINEES LISTED BELOW. The holders of Common Stock of the Company are entitled to one vote per share equal to the number of shares held by such person at the close of business on the record date. As there is no cumulative voting, each stockholder shall cast all of his/her votes for each nominee of his/her choice or withhold votes from any or all nominees. Except to the extent that a stockholder withholds votes from any and all nominees, the persons named in the proxy, in their sole discretion, will vote such proxy for the election of the nominees listed below. The six nominees who receive the most votes shall be elected as directors. Directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier resignation or removal.

Nominees for Director

        The following persons have been nominated by the Board of Directors for election to the Board of Directors:

Name	Age	Position
Gosse B. Bruinsma, M.D.	48	Director, Chief Operating Officer, Treasurer, President of Axonyx Europe, BV
Louis G. Cornacchia	69	Director
Michael R. Espey	41	Director, General Counsel, Vice President, Secretary
Steven H. Ferris, Ph.D. (1), (2)	59	Director
Marvin S. Hausman, M.D. (3)	61	Director, President & Chief Executive Officer
Gerard J. Vlak, Ph.D.	69	Director

(1)
Member of the Compensation Committee

(2)
Member of the Audit Committee

(3)
Member of the Nominating Committee

        Gosse B. Bruinsma, M.D.    Gosse Bruinsma has served as President of Axonyx Europe BV since its formation in October 2000. Dr. Bruinsma has served as the Chief Operating Officer of Axonyx since February 2001 and has been the Treasurer of Axonyx since January 2002. At the 2002 Annual Meeting of Stockholders held on June 11, 2002 Dr. Bruinsma was elected as a director of Axonyx to serve until the 2003 Annual Meeting of Stockholders. At a Board Meeting on June 11, 2002, Dr. Bruinsma was elected as Chief Operating Officer of Axonyx to serve until the Board of Directors meeting to be held as soon as possible after the 2003 Annual Meeting of Stockholders. Dr. Bruinsma has over 15 years experience in the medical, pharmaceutical and biotechnology fields. Dr. Bruinsma received his undergraduate degree from McGill University, Montreal and received his medical degree from the University of Leiden, the Netherlands. He joined the pharmaceutical industry to become European Medical Director for Zambon, Milan. He subsequently joined the international contract research organization, ClinTrials Research, to become their Vice President for Medical and Regulatory Affairs. In September 1995 Dr. Bruinsma joined Forest Laboratories in New York as Medical Director, with responsibility for their anti-hypertensive product launch, HRT program, Cervidil®, and their urological disease projects. From September 1997 to 1999 Dr. Bruinsma was General Manager and Vice-President Development for Chrysalis Clinical Services Europe based in Switzerland. From November 1999 until he joined Axonyx Europe BV, Dr Bruinsma was the Vice President Development for Crucell BV (formerly IntroGene), a biotechnology company based in the Netherlands.

        Louis G. Cornacchia    Mr. Cornacchia has served as a director of Axonyx since February 21, 2003, when he was elected by the Board to serve until the 2003 Annual Meeting of Stockholders. Louis Cornacchia has extensive experience in managing several engineering consultancy companies. Louis Cornacchia received a bachelors in Electrical Engineering from Manhattan College in 1955. Between 1955 and 1963, Mr. Cornacchia was employed as an RF engineer at Hazeltine Electronics Corp., at the Loral Systems Design Team where he worked on design of countermeasures/reconnaissance systems, and subsequently was employed as Chief Engineer at Victory Electronics developing light imaging scopes for the U.S. Army. In 1963 Mr. Cornacchia joined Norden Systems where he worked as a Test Equipment Manager for the F111D avionics program. In 1969, Mr. Cornacchia formed Collins Consultants International, Ltd., an engineering consultancy providing services to Norden Systems and multiple defense engineering companies. In 1974, Mr. Cornacchia formed Charger Tech Services, another engineering services company. In 1987, Mr. Cornacchia formed Scinetics, an engineering consultancy that provides microwave wireless engineering services. Scinetics provides engineering services for mobile cellular and PCS wireless companies, assisting them in obtaining approvals for seamless wireless networks. Mr. Cornacchia is presently the President of Scinetics. Mr. Cornacchia has also served as Chairman of the Board of Directors of Reliance Bank, White Plains, New York (1992-1995) and as a member of the Advisory Board of Patriot National Bank, Stamford, Connecticut (1995-2000).

        Michael R. Espey, Esq.    Mr. Espey has been a director, Vice President and Secretary of Axonyx since September 1998 and was a director and Vice President of Axonyx since January 1997. He served as Axonyx's Treasurer from January 1997 until September 1998. At the 2002 Annual Meeting of Stockholders held on June 11, 2002 Mr. Espey was reelected as a director of Axonyx to serve until the 2003 Annual Meeting of Stockholders. At a Board Meeting on June 11, 2002, Mr. Espey was reelected as Vice President and Secretary of Axonyx to serve until the Board of Directors meeting to be held as soon as possible after the 2003 Annual Meeting of Stockholders. Michael Espey is an attorney based in Seattle, Washington with extensive experience in securities law and investment banking. From October 1994 to December 1995 Mr. Espey served as General Counsel for the securities firms of Lee, Van Dyk, Zivarts, Pingree & Co. and Financial Services International Corp. in Seattle. From January 1996 to March 1996 Mr. Espey was a self-employed attorney practicing corporate and securities law. From April 1996 to August 1998 Mr. Espey worked at Espey & Associates, Inc. a New York firm where he was involved in structuring several transnational securities placements.

        Steven H. Ferris, Ph.D.    Dr. Ferris has served as a director of Axonyx since January 6, 2003, when he was elected by the Board to serve until the 2003 Annual Meeting of Stockholders. Dr. Ferris is a neuropsychologist, psychopharmacologist, and gerontologist who has been studying brain aging and Alzheimer's disease for almost thirty years. Dr. Ferris is the Friedman Professor of the Alzheimer's Disease Center in the Department of Psychiatry at New York University (NYU) School of Medicine, Executive Director of NYU's Silberstein Institute for Aging and Dementia and Principal Investigator of their Alzheimer's Disease Center. Dr. Ferris has been at the NYU School of Medicine since 1973, where he has conducted a major research program focusing on cognitive assessment, early diagnosis and treatment of brain aging and Alzheimer's disease. He has served as the Associate Editor in Chief of Alzheimer Disease and Associated Disorders, is a member of the Medical and Scientific Affairs Council of the national Alzheimer's Association, has served on several NIH peer review panels, and has been a member of the FDA Advisory Committee which reviews new drugs for Alzheimer's disease. He has conducted more than 50 clinical trials in aging and dementia and has been a consultant numerous pharmaceutical companies who are developing new treatments for Alzheimer's disease.

        Marvin S. Hausman, M.D.    Marvin Hausman has served as a director and President & CEO of Axonyx since January 1997. At the 2002 Annual Meeting of Stockholders held on June 11, 2002 Dr. Hausman was reelected as a director of Axonyx to serve until the 2003 Annual Meeting of Stockholders. At a Board Meeting on June 11, 2002, Dr. Hausman was reelected as President and Chief Executive Officer of Axonyx to serve until the Board of Directors meeting to be held as soon as possible after the 2003 Annual Meeting of Stockholders. Dr. Hausman was a founder of Medco Research Inc., a pharmaceutical biotechnology company specializing in adenosine products. He has thirty years experience in drug development and clinical care. Dr. Hausman received his medical degree from New York University School of Medicine in 1967 and has done residencies in General Surgery at Mt. Sinai Hospital in New York, and in Urological Surgery at U.C.L.A. Medical Center in Los Angeles. He also worked as a Research Associate at the National Institutes of Health, Bethesda, Maryland. He has been a Lecturer, Clinical Instructor and Attending Surgeon at the U.C.L.A. Medical Center Division of Urology and Cedars-Sinai Medical Center, Los Angeles. He has been a Consultant on Clinical/Pharmaceutical Research to various pharmaceutical companies, including Bristol-Meyers International, Mead-Johnson Pharmaceutical Company, Medco Research, Inc., and E.R. Squibb. Since October 1995 Dr. Hausman has been the President of Northwest Medical Research Partners, Inc., a medical technology and transfer company. Dr. Hausman has served on the board of directors of Oxis International, Inc. since March 2002. He was a member of the board of directors of Medco Research, Inc. from May 1996 to July 1998. Dr Hausman was a member of the board of directors of Regent Assisted Living, Inc., a company specializing in building assisted living centers including care of senile dementia residents, from March 1996 to April 2001.

        Gerard J. Vlak, Ph.D.    Gerard Vlak has served as a director of Axonyx since February 21, 2003, when he was elected by the Board to serve until the 2003 Annual Meeting of Stockholders. Gerard Vlak has more than thirty years experience in corporate management and has considerable experience serving on corporate boards. Dr. Vlak received a doctorate in Macro-Economics from the University of Tilburg in The Netherlands in 1967. He has served as a Full Professor of Monetary Economics at Erasmus University in Rotterdam, The Netherlands and as a part-time Professor of Monetary Economics at V.E.H. Economic University in Brussels, Belgium. From 1969 to 1988, Dr. Vlak was a member of the Executive Board of Rabobank Nederland. At Rabobank Nederland, Dr. Vlak managed the corporate and international banking departments and was the Chairman of the Credit Committee. He also set up and managed the U.S. operations of the bank through a new Federal Branch in New York. After retirement from Radobank in 1988, Dr. Vlak was a Regional Manager for the United States and Canada at the Amsterdam-Rotterdam Bank, N.V., and later, was the Executive Vice President and Chief Financial Officer of ABN-AMRO Bank USA. From 1992 to the present, Dr. Vlak has been a member of the Board of Trustees of Bank Julius Baer Investment Funds and a member of the Board of Directors of The Rouse Company and Oce'-USA Holding, Inc.

        There are no family relationships between any of the officers and directors.

Information Concerning the Board of Directors and Committees Thereof

        During the year ended December 31, 2002, the Board of Directors met on fifteen occasions, including four unanimous written consent meetings. Each director attended or participated in 75% or more of the meetings held by the Board of Directors and each committee member attended 75% or more of the meetings held by committees on which he served.

        The Board of Directors created the Compensation, Audit and Nominating Committees at the Board Meeting on January 13, 1999. Prior to that neither the Company nor its predecessors had any Board Committees.

        The Nominating Committee of the Board of Directors, currently consisting of Messrs. Marvin Hausman and Albert Angel, makes proposals to the full Board of Directors concerning the hiring or engagement of directors, officers and certain employee positions. The Nominating Committee met on one occasion in the year 2002. The Nominating Committee will not consider nominations recommended by the stockholders.

        The Compensation Committee of the Board of Directors, currently consisting of Messrs. Albert Angel, Barry Cohen and Steven Ferris, administers the Company's 1998 and 2000 Stock Option Plans, and makes proposals to the full Board of Directors for officer compensation programs, including salaries, option grants and other forms of compensation. The Compensation Committee met on three occasions during the year 2002.

        The Audit Committee of the Board of Directors, currently consisting of Messrs. Albert Angel, Barry Cohen and Steven Ferris, recommends the firm to be employed as the Company's independent public accountants, and oversees the Company's audit activities and certain financial matters to protect against improper and unsound practices and to furnish adequate protection to all assets and records. The Audit Committee operates under a written charter adopted on March 24, 2000 and amended on May 11, 2001 by the Board of Directors. The three members of the Audit Committee are independent (as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards). The Audit Committee met on four occasions during the year 2002.

Compensation of Directors

        We did not pay our non-employee directors (Messrs. Angel, Cohen and Wetherhill) for attending board meetings in 2002. Directors were reimbursed for some of their out-of-pocket expenses incurred to attend meetings.

        The non-employee directors of Axonyx were not granted stock options in fiscal year 2002.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Angel, Cohen and Ferris. There are no Compensation Committee Interlocks.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF EISNER, LLP
AS INDEPENDENT AUDITORS OF THE COMPANY

        Eisner, LLP (formerly Richard A. Eisner & Company, LLP) has served as the Company's independent accountants since 1998. On May 6, 2003, the Board of Directors, subject to stockholder ratification, approved the continued appointment of Eisner, LLP, independent auditors, to audit the accounts of the Company for the 2003 fiscal year.

        Audit services of Eisner, LLP include the examination of the financial statements of the Company and services related to filings with the Securities and Exchange Commission.

        The Audit Committee intends to meet with Eisner, LLP in 2003 on a quarterly or more frequent basis. At such times, the Audit Committee will review the services performed by Eisner, LLP, as well as the fees charged for such services.

Fees Billed to the Company by Eisner, LLP during Fiscal 2002.

        Audit Fees:    An aggregate of $46,130 was billed for professional services rendered for the audit of the Company's annual financial statements for the 2002 fiscal year and for the reviews of financial statements included in the Company's quarterly reports on Form 10-Q for the 2002 fiscal year.

        Financial Information Systems Design and Implementation Fees:    The Company did not engage Eisner, LLC to provide advice to the Company regarding financial information systems design and implementations during the 2002 fiscal year.

        All Other Fees:    Fees billed to the Company by Eisner, LLC during the 2002 fiscal year for all other non-audit services rendered to the Company, including Securities and Exchange Commission registration statements, tax consulting services, statutory audits and other assurance services, totaled $19,990.

        The Company's Audit Committee considered whether the provision of non-audit services rendered by Eisner, LLC to the Company was compatible with maintaining Eisner, LLC's independence.

        THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF EISNER, LLP AS INDEPENDENT AUDITORS OF THE COMPANY'S FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003. Submission of the appointment to stockholders is not required. However, the Board of Directors will reconsider the appointment if it is not approved by stockholders. The appointment will be deemed ratified if a majority of the shares of Common Stock present, either in person or by proxy, and voting on the matter, votes in favor of the proposal. A representative of Eisner, LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. The representative is also expected to be available to respond to appropriate questions from stockholders.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        The following is the report of the Audit Committee of the Board of Directors of Axonyx with respect to Axonyx's audited financial statements for the fiscal year ended December 31, 2002, included in the Company's Annual Report on Form 10-K. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review With Management

        The members of the Audit Committee reviewed and discussed the audited financial statements with certain members of the management of the Company.

Review and Discussions With Independent Accountants

        The Audit Committee of the Board of Directors of Axonyx met on March 17, 2003 to review the financial statements for the fiscal year ending December 31, 2002 audited by Eisner, LLP, Axonyx's independent auditors. The Audit Committee discussed with a representative of Eisner, LLP the matters required to be discussed by SAS 61. The Audit Committee received the written disclosures and the letter from Eisner, LLP required by Independence Standards Board Standard No. 1 and has discussed with Eisner, LLP its independence.

Conclusion

        Based on the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2002 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

        The Audit Committee of the Board of Directors:

Albert D. Angel Abraham E. Cohen Steven H. Ferris, Ph.D.

EXECUTIVE COMPENSATION

Executive Officers

        The executive officers of the Company are Marvin S. Hausman, M.D., President and Chief Executive Officer, Gosse B. Bruinsma, M.D., Chief Operating Officer and Treasurer, Michael R. Espey, Vice President, General Counsel and Secretary. Robert G. Burford, Ph.D., the former Vice President, Product Development, left the Company effective December 31, 2002.

Summary Compensation

        The table below sets forth the aggregate annual and long-term compensation paid by us during our last three fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 to our Chief Executive Officer and each of the four highest paid executive officers of Axonyx whose annual salary and bonus for fiscal year 2002 exceeded $100,000 (collectively, the "Named Executive Officers").

		Annual Compensation (3)				Long Term Compensation Awards
Name and principal position	Year	Salary ($)		Bonus ($)		Securities underlying Options (#) (4)
Marvin S. Hausman Dir., Pres. & CEO	2002 2001 2000	$ $ $	246,000 225,000 190,000		$150,000	75,000 250,000 250,000
Gosse B. Bruinsma Dir., COO (1)	2002 2001 2000	$ $ $	197,000 170,000 43,000	$ $	20,000 20,000	140,000 200,000 150,000
Robert G. Burford V.P. (2)	2002 2001 2000	$ $ $	182,000 175,000 129,000		$50,000	22,000 100,000 100,000
Michael R. Espey Dir., V.P., Sec.	2002 2001 2000	$ $ $	147,000 125,000 125,000		$25,000	30,000 40,000 80,000

(1)
Gosse B. Bruinsma, M.D. became an employee of Axonyx in October 2000.

(2)
Robert G. Burford ceased to be an officer and an employee of Axonyx on December 31, 2002.

(3)
No Named Executive Officer was paid other annual compensation in an amount exceeding the lesser of either $50,000 or 10% of the total of annual salary and bonus for the Named Executive Officer.

(4)
The number of options granted for each Named Executive Officer in 2001 have been adjusted to include options granted on December 1, 2001 under our 2000 Stock Option Plan which were contingent upon stockholder approval of an increase in the number of shares reserved for issuance under the 2000 Stock Option Plan. In June 2002, the stockholders of Axonyx approved the amended 2000 Stock Option Plan, increasing the number of shares reserved for issuance under that Plan. The increase in options granted for each Named Executive Officer in 2001 due to this adjustment are as follows: Marvin S. Hausman, M.D. 155,000; Gosse B. Bruinsma, M.D. 124,000; Robert G. Burford 62,000; Michael R. Espey 24,800.

Option Grants in Fiscal Year 2002

        The following table sets forth certain information with respect to option grants to our Named Executive Officers in 2002. All of the grants were made under the Axonyx 2000 Stock Option Plan. We have not granted any stock appreciation rights.

Option Grants in Fiscal Year 2002

	Individual Grants
	Number of securities underlying Options granted (#)	Percent of total options granted to employees in fiscal year				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
			Exercise or base price ($/Sh)
Name					Expiration date
						5%($)		10%($)
Marvin S. Hausman (2)	75,000	27.6%		$1.10	11/6/12		$51,884		$131,484
Gosse B. Bruinsma (3)	100,000 40,000	51.5%	$ $	2.89 1.00	6/10/12 11/6/12	$ $	181,751 25,156	$ $	460,592 63,750
Robert G. Burford (4)	10,000 12,000	8.1%	$ $	1.00 0.84	11/6/07 12/9/07	$ $	6,289 6,339	$ $	15,937 16,065
Michael R. Espey (5)	30,000	11.0%		$1.00	11/6/12		$18,867		$47,812

(1)
These amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Axonyx's estimate of the future market price of the common stock.

(2)
On November 7, 2002, Axonyx granted 75,000 Incentive Stock Options exercisable at $1.10 per share to Marvin S. Hausman, M.D., with 37,500 options vesting on May 1, 2003, and 37,500 options vesting on May 1, 2004.

(3)
On June 11, 2002, Axonyx granted 100,000 Incentive Stock Options exercisable at $2.89 per share to Gosse B. Bruinsma, M.D., with 25,000 options vesting immediately, 25,000 options vesting on June 1, 2003, 25,000 options vesting on June 1, 2004 and 25,000 options vesting on June 1, 2005. On November 7, 2002, Axonyx granted 40,000 Non-Statutory Stock Options exercisable at $1.00 per share to Gosse B. Bruinsma, M.D., with 20,000 options vesting on May 1, 2003, and 20,000 vesting on May 1, 2004.

(4)
On November 7, 2002 Axonyx granted 10,000 Non-Statutory Stock Options exercisable at $1.00 per share to Robert G. Burford, with 5,000 options vesting on May 1, 2003 and 5,000 options vesting on May 1, 2004. On December 10, 2002, Axonyx granted 12,000 Non-Statutory Stock Options exercisable at $0.84 per share to Robert G. Burford, with 1,000 options vesting on the first day of each month beginning with February 1, 2003 and ending January 1, 2004.

(5)
On November 7, 2002, Axonyx granted 30,000 Incentive Stock Options exercisable at $1.00 per share to Michael R. Espey, with 15,000 options vesting on May 1, 2003, and 15,000 options vesting on May 1, 2004.

Aggregated Option Exercises in Fiscal Year 2002 and Fiscal Year End Option Values

        The following table sets forth the number and value of unexercised options held by the Named Executive Officers as of December 31, 2002.

Aggregated Option Exercises in Fiscal Year 2002 and Year-End Option Values (1)

	Number of securities underlying unexercised options at fiscal year end (#)	Value of unexercised in- the-money options at fiscal year end ($) (2)
Name	Exercisable/ unexercisable	Exercisable/ unexercisable
Marvin S. Hausman, M.D., Pres. & CEO	487,500/ 287,500	$ $	0 0
Gosse B. Bruinsma, M.D., COO & Treas.	255,000/ 285,000	$ $	0 0
Robert G. Burford, V.P.	200,000/ 132,000	$ $	0 0
Michael R. Espey, V.P. & Secretary	86,000/ 84,000	$ $	0 0

(1)
There were no exercises of options by Named Executive Officers in fiscal year 2002.

(2)
Dollar amounts reflect the net values of outstanding stock options computed as the difference between $0.835 (the fair market value at December 31, 2002) and the exercise price of the options.

Employment Contracts with Executive Officers and Termination of Employment and Change-in-Control Arrangements

        Axonyx does not have employment contracts with any of its Named Executive Officers, except as follows:

        Gosse B. Bruinsma, M.D., Director, Chief Operating Officer. On October 10, 2000, Axonyx signed an Employment Agreement with Dr. Bruinsma under which Dr. Bruinsma agreed to serve as President of Axonyx Europe BV, a wholly owned subsidiary of Axonyx Inc, and was to be paid D fl 425,000 in annual salary, a $20,000 annual bonus, and granted a stock option to purchase 150,000 shares of common stock exercisable at $9.50 per share, with 25,000 options vesting immediately, 25,000 options vesting on October 1, 2001, 25,000 vesting on October 1, 2002, 25,000 options vesting on October 1, 2003 and 25,000 options vesting on October 1, 2004. In addition, $25,000 per year is available to Dr. Bruinsma for reimbursement of expenses, including for the use of a home office and personal equipment, health insurance, disability insurance, life insurance, pension distribution and auto lease premium. The Employment Agreement terminated in May 2003, two and one half years from the date the agreement was signed, but Dr. Bruinsma remains employed with Axonyx under similar terms.

        Robert G. Burford, Ph.D., Vice President for Product Development. On November 10, 1999, Axonyx signed a letter agreement with Robert Burford under which Dr. Burford agreed to serve as the Vice President for Product Development, and was paid $100,000 per year until July 2000, after which Dr. Burford's salary was increased to $150,000 per year. In addition, Dr. Burford was granted an Incentive Stock Option to purchase 100,000 shares at $8.125 per share, with 12,500 shares vesting immediately, 12,500 options vesting on August 31, 2000, 25,000 options vesting on August 31, 2001, 25,000 options vesting on August 31, 2002, and 25,000 options vesting on August 31, 2003. Robert Burford ceased to be an employee of Axonyx on January 1, 2003.

        We do not have any arrangements with our executive officers triggered by termination of employment or change in control other than the following. All options granted under the 1998 Stock Option Plan and the 2000 Stock Option Plan, including those to our executive officers, provide for accelerated vesting upon a change in control, among other events.

Equity Compensation Plan Information

        The following table sets forth information about the Common Stock available for issuance under compensatory plans and arrangements as of December 31, 2002.

			(c)
	(a)
		(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	Number of securities to be issued upon exercise of outstanding options, warrants and rights.
Plan Category		Weighted-average exercise price of outstanding options, warrants, and rights
Equity compensation plans approved by security holders (1)	1,789,600	$6.37	210,400
Equity compensation plans approved by security holders (2)	1,671,000	$3.45	1,079,000
Equity compensation plans not approved by security holders	129,000(3)	$7.81	—

Total	3,589,600	$7.14	1,289,400

(1)
As of March 20, 2003, we have granted options to purchase an aggregate of 1,969,600 shares of common stock under our 1998 Stock Option Plan. As approved by stockholders, we may grant additional options to purchase up to 30,400 shares of common stock under our 1998 Stock Option Plan.

(2)
As of March 20, 2003, we have granted options to purchase an aggregate of 2,171,000 shares of common stock under our 2000 Stock Option Plan. As approved by stockholders, we may grant additional options to purchase up to 579,000 shares under our 2000 Stock Option Plan. The number of shares reserved for issuance pursuant to options under the 2000 Stock Option Plan, as amended on June 14, 2002, was increased by 750,000 shares on December 31, 2002 pursuant to an evergreen provision in the stock option plan.

(3)
We have granted an aggregate of 129,000 options to consultants and advisors outside of our 1998 and 2000 stock option plans.

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors, which is composed of directors who have never been employees of the Company, is responsible for setting and administering the policies and programs that govern compensation. The Compensation Committee was originally formed in January 1999. Prior to that time no executive compensation, other than limited consultant fees, was paid. For 2002, the Company's executive compensation consisted of two components: (1) an annual component, i.e., salaries, and the potential for year end bonuses, and (2) a long-term component, i.e., stock options. The Compensation Committee bases its decisions on executive compensation based on individual assessments of the amount of compensation required to attract individuals to fill positions in the Company and motivate those individuals to focus on achieving the objectives of the Company. The Compensation Committee seeks to reward the management team if the Company achieves its corporate objectives, and it also recognizes meaningful differences in individual performance and offers the opportunity for executives to earn rewards when merited by individual performance.

        Annual Component.    Salaries for executive officers are determined by the Committee with reference to the job description and a general assessment of the executive's performance, experience and potential. Year end bonuses may be granted subject to an assessment of an executive's performance against established objectives. The Committee establishes these salaries annually or semi-annually, depending upon the individual.

        Long-Term Component.    The Compensation Committee awarded stock options to its executive officers in December 2002 based on the Committee's assessment of the accomplishment of corporate and individual objectives. These options provide the opportunity to buy a number of shares of the Company's Common Stock at a price equal to the market price of the stock on the date of Committee approval of the grant. These options are generally subject to four year vesting, so that they become exercisable in annual installments during the participant's period of service with the Company. The Committee believes that, because these options gain value only to the extent that the price of the Company's Common Stock increases above the option exercise price during the term of the optionee's service, management's equity participation offers a significant incentive and helps to create a long-term partnership between management/owners and other stockholders. The Committee believes that the grant of stock options should reflect the Company's success in meeting objectives established by the Board, each individual officer's ability to attain such objectives and such officer's contribution towards the attainment of past objectives.

        Chief Executive Officer.    Marvin S. Hausman, M.D. does not have an employment agreement with Axonyx. The Compensation Committee has set the annual salary, annual bonus, if any, and the number of stock options to be awarded to Dr. Hausman each year, based on an assessment of Dr. Hausman's performance and the results of operations of the Company during such year, as well as the level of compensation paid to chief executive officers in similarly situated corporations. For 2002, Dr. Hausman was paid a salary of $246,000, and was awarded no bonus. No bonus was awarded to Dr. Hausman for 2002 as no bonus was awarded to any officers for 2002. In determining Dr. Hausman's compensation, the Compensation Committee evaluated the Company's progress with respect to research projects, licensing and equity financing, and Dr. Hausman's contribution towards those accomplishments. The Compensation Committee's evaluation of Dr. Hausman's performance resulted in the granting of options to purchase 57,000 shares of Common Stock at $1.10 per share and 200,000 shares of Common Stock at $1.18 per share, each at a 10% premium above the fair market value on the date of grant. The number of options already held by Dr. Hausman and the magnitude of his shareholdings were not considered in determining the option grants for 2002.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

        As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one calendar year. This limitation will apply to all compensation which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Amended and Restated 2000 Stock Option Plan contains certain provisions which permit the Company, on a grant-by-grant basis, to make awards of stock options (with an exercise price equal to or greater than fair market value of the Common Stock on the date of grant) that will qualify as performance-based compensation so that any compensation deemed paid in connection with those options will be excluded from the 162(m) limitation. The Company's 1998 Stock Option Plan does not contain provisions to qualify stock options under that plan as performance-based compensation. The Compensation Committee considers this among all factors taken into account when setting compensation policy and making individual compensation decisions.

        The Compensation Committee does not expect that the compensation to be paid to any of the Company's executive officers for 2002 will exceed the $1 million limit per officer; however, it is possible that in the future the deductibility of compensation may be limited by Internal Revenue Code Section 162(m).

        The Compensation Committee of the Board of Directors:

Albert D. Angel, Chairman Abraham E. Cohen Steven H. Ferris, Ph.D.

Performance Graph

        Set forth below is a graph comparing the cumulative total stockholder return of $100 invested in our Common Stock on January 4, 1999 (the day our shares commenced trading) through December 31, 2002 with the cumulative total return of $100 invested in the Nasdaq Stock Market (U.S.) Index and the Nasdaq Biotechnology Index calculated similarly for the same period.

COMPARISON OF 4 YEAR CUMULATIVE TOTAL RETURN
AMONG AXONYX INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
AND THE NASDAQ BIOTECHNOLOGY INDEX

(1)
The graph assumes that $100 was invested at the $2.50 per share offering price on January 4, 1999 in the Company's Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(2)
Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS MADE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS MADE BY THE COMPANY UNDER THOSE STATUTES, THE COMPENSATION COMMITTEE REPORT, THE AUDIT COMMITTEE REPORT, AUDIT COMMITTEE CHARTER, REFERENCE TO THE INDEPENDENCE OF THE AUDIT COMMITTEE MEMBERS AND THE STOCK PERFORMANCE GRAPH ARE NOT DEEMED FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY OF THOSE PRIOR FILINGS OR INTO ANY FUTURE FILINGS MADE BY THE COMPANY UNDER THOSE STATUTES.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). In 2002, officers, directors and greater than ten percent stockholders were required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of copies of such forms that have been furnished to the Company in 2002, the Company has determined that the following reporting persons subject to Section 16(a) failed to file reports on a timely basis. A report on Form 4 filed on behalf of each of Marvin S. Hausman, M.D., President and Chief Executive Officer, Gosse B. Bruinsma, M.D., Chief Operating Officer and Treasurer, Robert G. Burford, a former Vice President and Michael R. Espey, Vice President and General Counsel was filed late concerning the reporting of option grants on November 7, 2002.

Security Ownership of Certain Beneficial Owners and Management.

        The following table sets forth certain information regarding beneficial ownership of our common stock as of May 15, 2003 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our Named Executive Officers and directors and (c) by all executive officers and directors of Axonyx as a group. As of May 15, 2003 there were 23,791,113 shares of our common stock issued and outstanding. The numbers of shares beneficially owned include shares of common stock which the listed beneficial owners have the right to acquire within 60 days of May 15, 2003 upon the exercise of all options and other rights beneficially owned on that date. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class
Marvin S. Hausman, M.D. (2)	2,941,439	12.06%
Albert D. Angel (3)	1,250,154	5.11%
Michael R. Espey (4)	395,625	1.69%
Gosse B. Bruinsma, M.D. (5)	350,500	1.45%
Louis G. Cornacchia (6)	193,933	0.81%
Abraham E. Cohen (7)	179,154	0.75%
Steven H. Ferris, Ph.D. (8)	39,000	0.16%
Gerard J. Vlak, Ph.D. (9)	20,000	0.08%

All directors and executive officers (eight persons) as a group	5,369,805	20.89%
Joseph Edelman (10)	1,702,601	7.02%
Herriot Tabuteau (11)	1,500,000	6.18%

(1)
Unless otherwise indicated, the address of each of the listed beneficial owners identified above is c/o 500 Seventh Avenue, 10th Floor, New York, NY 10018.

(2)
Marvin S. Hausman, M.D. Includes: (i) 2,341,439 shares owned by Dr. Hausman; (ii) 200,000 vested but unexercised options exercisable at $3.11 per share granted on January 13, 1999, (iii) 100,000 vested but unexercised options exercisable at $11.50 per share granted on January 10, 2000, (iv) 112,500 vested but unexercised options exercisable at $7.91 per share granted on December 15, 2000, and (v) 100,000 vested but unexercised options exercisable at $3.16 per share granted on December 11, 2001, (vi) 37,500 vested but unexercised options exercisable at $1.10 per share granted on November 7, 2002, and (vii) 50,000 options exercisable at $1.18 per share granted on March 17, 2003. Does not include: (i) 3,000 shares gifted to Dr. Hausman's three adult children, with 1,000 to each in October 1999, (ii) 200 shares gifted to Roberta Matta in October 1999, (iii) 5,000 shares gifted to a religious institution in October 2000, (iv) 5,000 shares gifted to six non-affiliate donees in September 2000, (v) 10,550 shares gifted to six non-affiliate donees, including Dr. Hausman's three adult children in July 2001, (vi) 4,300 shares gifted to three non-affiliate donees in October 2001, (vii) 3,000 shares gifted to a non-affiliate donee in October 2001, (viii) 12,300 shares gifted to Dr. Hausman's three adult children and Roberta Matta in December 2001, (ix) 4,717 shares gifted to two non-affiliate donees in December 2001, (x) 8,834 shares gifted to five non-affiliate donees in February 2002, (xi) 4,500 shares gifted to two non-affiliate donees in March 2002, (xii) 5,832 shares gifted to five non-affiliate donees, (xiii) 16,000 shares gifted to three non-affiliate donees in September 2002, (xiv) 20,000 shares gifted to two non-affiliate donees in February 2003, (xv) 10,000 shares gifted to a non-affiliate donee in March 2003, (xvi) 60,000 gifted to a non-affiliate donee on April 30, 2003, (xvii) 1,000 shares gifted to Roberta Matta on April 30, 2003, (xviii) 37,500 unvested options exercisable at $7.91 per share granted on December 15, 2000, (xix) 150,000 unvested options exercisable at $3.16 per share granted on December 11, 2001, (xx) 150,000 unvested options exercisable at $1.07 granted on March 17, 2003, and (xxi) 37,500 unvested options exercisable at $1.10 per share granted on November 7, 2002.

(3)
Albert D. Angel. Includes: (i) 612,154 shares owned by Mr. Angel, (ii) 8,000 common stock purchase warrants exercisable at $11.00 per share purchased in a private placement on September 28, 1999, (iii) 300,000 vested but unexercised options exercisable at $2.88 per share granted to Mr. Angel on January 13, 1999, (iv) 100,000 vested but unexercised options exercisable at $11.50 per share granted to Mr. Angel on January 10, 2000, (v) 150,000 vested but unexercised options exercisable at $7.91 per share granted on December 15, 2000, and (vi) 80,000 vested but unexercised options exercisable at $3.16 per share granted on December 11, 2001. Does not include: (i) 50,000 unvested options exercisable at $7.91 per share granted on December 15, 2000; and (ii) 120,000 unvested options exercisable at $3.16 per share granted on December 11, 2001.

(4)
Michael R. Espey. Includes: (i) 249,625 shares owned by Mr. Espey; (ii) 20,000 vested but unexercised options exercisable at $8.50 per share granted on June 7, 1999; (iii) 40,000 vested but unexercised options exercisable at $11.50 per share granted on January 10, 2000; (iv) 30,000 vested but unexercised options exercisable at $7.91 per share granted on December 15, 2000, (v) 16,000 vested but unexercised options exercisable at $3.16 per share granted on December 11, 2001, (vi) 15,000 vested but unexercised options exercisable at $1.00 per share granted on November 7, 2002, and (vii) 25,000 vested but unexercised options exercisable at $1.07 per share granted on March 17, 2003. Does not include: (i) 10,000 unvested options exercisable at $7.91 per share granted on December 15, 2000, and (iii) 24,000 unvested options exercisable at $3.16 per share granted on December 11, 2001, (iv) 15,000 unvested options exercisable at $1.00 per share granted on November 7, 2002, and (v) 75,000 unvested options exercisable at $1.07 per share granted on March 17, 2003.

(5)
Gosse B. Bruinsma, M.D. Includes: (i) 500 shares owned by Gosse Bruinsma, M.D., (ii) 100,000 vested but unexercised options exercisable at $9.50 per share granted on October 10, 2000; (iii) 50,000 vested but unexercised options exercisable at $4.52 per share granted on May 11, 2001; (iv) 80,000 vested but unexercised options exercisable at $3.16 per share granted on December 11, 2001; (v) 25,000 vested but unexercised options exercisable at $2.89 per share granted on June 11, 2002; (vi) 20,000 vested but unexercised options exercisable at $1.00 per share granted on November 7, 2002, and (vii) 50,000 vested but unexercised options exercisable at $1.07 per share granted on March 17, 2003; and (viii) 25,000 unvested options exercisable at $2.89 per share granted on June 11, 2002 that will vest within 60 days. Does not include: (i) 50,000 unvested options exercisable at $9.50 per share granted on October 10, 2000; (ii) 120,000 unvested options exercisable at $3.16 per share granted on December 11, 2001; (iii) 50,000 unvested options exercisable at $2.89 per share granted on June 11, 2002; (iv) 20,000 unvested options exercisable at $1.00 per share granted on November 7, 2002; and (v) 150,000 unvested options exercisable at $1.07 per share granted on March 17, 2003.

(6)
Louis G. Cornacchia. Includes: (i) 138,622 shares owned by Mr. Cornacchia; (ii) 33,311 common stock purchase warrants exercisable at $0.688 per share purchased in a private placement on December 31, 2002; (iii) 2,000 common stock purchase warrants exercisable at $11.00 per shares purchased in a private placement on October 25, 1999; and 20,000 vested but unexercised options exercisable at $0.825 per share granted on February 21, 2003. Does not include: 30,000 unvested options exercisable at $0.825 per share granted on February 21, 2003.

(7)
Abraham E. Cohen. Includes: (i) 106,154 shares owned by Mr. Cohen; (ii) 50,000 vested but unexercised options exercisable at $11.00 per share granted on May 5, 2000; (iii) 15,000 vested but unexercised options exercisable at $7.91 per share granted on December 15, 2000, and (iv) 8,000 vested but unexercised options exercisable at $3.16 per share granted on December 11, 2001. Does not include: (i) 5,000 unvested options exercisable at $7.91 per share granted on December 15, 2000, and (ii) 12,000 unvested options exercisable at $3.16 per share granted on December 11, 2001.

(8)
Steven H. Ferris, Ph.D. Includes: (i) 5,000 vested but unexercised options exercisable at $7.00 per share granted on March 25, 2000; (ii) 4,000 vested but unexercised options exercisable at $11.00 per share granted on March 25, 2000 (iii) 10,000 vested but unexercised options exercisable at $3.06 per share granted on February 15, 2002, and (iv) 20,000 vested but unexercised options exercisable at $1.11 per share granted on January 14, 2003. Does not include: (i) 30,000 unvested options exercisable at $1.11 per share granted on January 14, 2003.

(9)
Gerard J. Vlak, Ph.D. Includes: 20,000 vested but unexercised options exercisable at $0.825 per share granted on February 21, 2003. Does not include: 30,000 unvested options exercisable at $0.825 per share granted on February 21, 2003.

(10)
Joseph Edelman. This information is derived from a Schedule 13G dated January 31, 2003 filed with the Securities and Exchange Commission by Joseph Edelman. Joseph Edelman reports beneficial ownership of 1,702,601 shares, comprised of (i) 133,245 shares and warrants to purchase 66,622 shares held by Mr. Edelman, (ii) 1,041,823 shares and warrants to purchase 408,111 shares held by Perceptive Life Sciences Master Fund Ltd., a Cayman Island company, the investment manager of which is Perceptive Advisors LLC, a Delaware limited liability company, of which Mr. Edelman is the managing member and (iii) 52,800 shares held in a trading account of which Mr. Edelman has sole voting and dispositive power. Joseph Edelman's address is c/o First New York Securities, LLC, 850 Third Avenue, 8th Floor, New York, New York 10022.

(11)
Herriot Tabuteau. This information is derived from a Schedule 13G dated February 19, 2003 filed with the Securities and Exchange Commission by Herriot Tabuteau. Herriot Tabuteau reports beneficial ownership of 1,000,000 shares of common stock and warrants to purchase 500,000 shares of common stock of Axonyx. Herriot Tabuteau's address is c/o Versant Management LLC, 919 Third Avenue, 27th Floor, New York, NY 10022.

Certain Relationships and Related Transactions

        On October 2, 2000, Axonyx entered into a Data Management and Reporting Services Agreement with Clinfo Systems, LLC. Robert G. Burford, Vice President, Product Development of Axonyx, is a founding member of Clinfo Systems and owns a fifty percent (50%) membership interest. Pursuant to the agreement, Clinfo Systems provides data management and reporting services in connection with certain clinical trials conducted by Axonyx. Axonyx paid Clinfo Systems $282,000 for services rendered, of which $162,000 was paid during 2001. The agreement expired September 30, 2001, but was extended by mutual agreement through the end of the year. On January 2, 2001, Axonyx entered into a second Data Management and Reporting Services Agreement with Clinfo Systems. Pursuant to the second agreement, Clinfo Systems provides data management and reporting services in connection with certain other clinical trials conducted by Axonyx. Axonyx has paid Clinfo Systems $208,000 for services rendered in 2001 (including $18,000 accrued at December 31, 2001). The second agreement expired July 31, 2001, but was extended by mutual agreement to allow for completion of the services. In 2002, Axonyx paid Clinfo Systems, LLC $57,000 for completion of services rendered under the second agreement. Axonyx is not expected to enter into any further agreements for services with Clinfo Systems. Our management believes that these transactions were on terms as favorable to Axonyx as could have been obtained from unrelated third parties.

OTHER MATTERS

        The management of the Company is not aware of any matter to be acted upon at the Annual Meeting other than the matters described above. However, if any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies thereon in accordance with their best judgment on such matter.

PROXY SOLICITATION

        The Company will pay reasonable expenses incurred in forwarding proxy material to the beneficial owners of shares and in obtaining the written instructions of such beneficial owners. This Proxy Statement and the accompanying materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians, nominees and other like parties to beneficial owners of shares of Common Stock. The Company will bear the expenses of calling and holding the Annual Meeting and the soliciting of proxies therefor.

        The Company may consider the engagement of a proxy solicitation firm. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        Proposals which are the proper subject for inclusion in the proxy statement and for consideration at an annual meeting may be presented by stockholders. In order to be eligible to submit a proposal, a stockholder must have continuously held at least $2,000 in market value, or 1% of the Company's securities entitled to be voted on the proposal at the meeting for at least one year by the date the stockholder submits the proposal. In addition, the stockholder must continue to hold those securities through the date of the meeting. Under current SEC rules, to be included in Axonyx's proxy statement and proxy card, any proposal by a stockholder intended to be presented at the 2004 annual meeting of stockholders must be received by Axonyx, subject to certain exceptions, no later than February 6, 2004. Any such proposal, including any accompanying supporting statement, may not exceed 500 words. Such proposal should be addressed to the Secretary of the Company, Michael R. Espey. In addition, the proxy solicited by the Board of Directors for the 2004 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal raised at the 2004 annual meeting of stockholders that is not described in the 2004 proxy statement unless the Company has received notice of such proposal on or before the close of business on April 22, 2004. However, if the Company determines to change the date of the 2004 annual meeting of stockholders more than 30 days from July 1, 2004, the Company will provide stockholders with a reasonable time before the Company begins to print and mail its proxy materials for the 2004 annual meeting of stockholders in order to allow stockholders an opportunity to make proposals in accordance with the rules and regulations of the SEC.

ANNUAL REPORTS

        Our 2003 Annual Report to Stockholders, which contains selected information from our Annual Report on Form 10-K, including its financial statements for the year ended December 31, 2002, accompanies this proxy statement. Axonyx's Annual Report on Form 10-K, for the year ended December 31, 2002 will also be made available (without exhibits), free of charge, to interested stockholders upon written request to Victoria Trahan, Office Manager, 500 Seventh Avenue, 10th Floor, New York, New York 10018, telephone (212) 645-7704.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ MARVIN S. HAUSMAN, M.D. Marvin S. Hausman, M.D. President & Chief Executive Officer

June 6, 2003

APPENDICES

Appendix A:	Form of Proxy
Appendix B:	Axonyx Form 10-K for the year ended December 31, 2002, including audited financial statements

PROXY

FOR THE 2003 ANNUAL MEETING
OF STOCKHOLDERS OF
AXONYX INC.

        KNOW ALL MEN BY THESE PRESENTS: That the undersigned hereby constitutes and appoints Gosse B. Bruinsma, M.D. and Michael R. Espey, and each of them, with the power of substitution, attorneys and proxies to appear and vote at an Annual Meeting of Stockholders of Axonyx Inc. to be held on July 1, 2003 at 9:30 a.m. at 750 Third Avenue, 16th Floor, New York, NY 10017, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown below in the manner directed and upon any other matter which may properly come before the meeting.

        This proxy is solicited on behalf of the Board of Directors of Axonyx Inc. Except as specified to the contrary below, the shares represented by this proxy will be voted FOR Proposals 1 and 2. The undersigned hereby revokes any proxy previously given to vote such shares at the meeting or at any adjournment.

        Please return promptly in the enclosed envelope.

        PLEASE MARK THE FOLLOWING WITH AN "X."

1.
Directors recommend a vote for each of the following nominee directors:
#1 Gosse B. Bruinsma, M.D., #2 Louis G. Cornacchia, #3 Michael R. Espey, #4, Steven H. Ferris, Ph.D., #5 Marvin S. Hausman, M.D. #6 Gerard J. Vlak, Ph.D.
FOR ALL NOMINEES	[ ]
WITHHOLD ALL NOMINEES	[ ]
WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NUMBER(S) OF NOMINEE(S) BELOW.

2.
Directors recommend a vote for Proposal 2: Ratification of the appointment of Eisner, LLP as auditors of Axonyx Inc.'s financial statements for the fiscal year ending December 31, 2003.
[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.
Other Matters. In the discretion of the proxy holders, the proxy-holders are authorized to vote upon such other matters as may properly come before the meeting.
[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

        Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use their full title and, if more than one, all should sign. If the stockholder is a corporation, please sign the full corporate name by an authorized officer. If the stockholder is a partnership or limited liability company, please sign full entity name by an authorized person.

Print Name

Signature

(Additional signature, if held jointly)

DATE:

        PLEASE RETURN THIS PROXY IN THE POSTAGE PAID, PRE-ADDRESSED ENVELOPE ENCLOSED.

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OTHER MATTERS
PROXY SOLICITATION
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
ANNUAL REPORTS